Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Verinata Health, Inc. 2008 Stock Plan of our reports dated February 15, 2013, with respect to the consolidated financial statements and schedule of Illumina, Inc. and the effectiveness of internal control over financial reporting of Illumina, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 16, 2013